EXHIBIT 6.6

EPILOG IMAGING SYSTEMS, INC.

EXECUTIVE MANAGEMENT AGREEMENT

Chief Executive Officer — Michael Mojaver

This Executive Management Agreement (this “Agreement”) is entered into by and between Epilog Imaging Systems, Inc., a Delaware corporation (the “Company”), and Michael Mojaver (“Executive”), effective as of the date of the last signature below (the “Effective Date”).

WHEREAS, the Company desires to continue to employ Executive as Chief Executive Officer, and to memorialize the terms of that employment, including the compensation trigger schedule approved by the Board, in a single, self-contained written agreement; and

WHEREAS, Executive desires to continue employment with the Company on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Employment; At-Will Nature

1.1 At-Will Employment. Executive’s employment with the Company is “at-will.” Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined in Section 10.2) and with or without advance notice, subject to the severance provisions of Section 10. Nothing in this Agreement, the Company’s policies, or any other communication creates an express or implied contract of continued employment for any specific duration. The at-will nature of Executive’s employment may not be changed except by an express writing signed and dated by both Executive and the Board.

1.2 Effective Date; No Retroactive Effect. This Agreement is effective as of the Effective Date and supersedes any prior offer letters, service agreements, or informal understandings regarding Executive’s employment terms as described in Section 15.1. This Agreement does not retroactively alter compensation actually paid, or equity actually credited as vested, prior to the Effective Date.

2. Position; Duties; Reporting

2.1 Title and Duties. Executive shall serve as the Company's Chief Executive Officer, with duties, authority, and responsibilities customary for that role at a similarly-situated company, and such other duties consistent with that position as the Board may reasonably assign from time to time.

2.2 Reporting. Executive shall report to the Board of Directors.

2.3 Board Discretion to Adjust Title or Duties. The Board of Directors (the “Board”) may, in its discretion, adjust Executive’s specific title or duties as the Company’s organization evolves (including in connection with growth, restructuring, or the anticipated NASDAQ listing). A material reduction inconsistent with this Section 2.3 may constitute Good Reason under Section 10.3.

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3. Time Commitment; Outside Activities

3.1 Full-Time Commitment. Executive shall devote substantially all of Executive’s business time, attention, and best efforts to the business and affairs of the Company.

3.2 Pre-Approved and Future Outside Activities. As of the Effective Date, no outside board seats, advisory roles, or similar outside activities have been pre-approved. Any subsequent pre-approval under this Section 3.2 shall be documented in writing by the approving party and retained in the Company’s records. Executive may not accept any new outside board seat, advisory role, or other outside business activity without the prior written consent of the Board, which consent shall not be unreasonably withheld for activities that do not create a conflict of interest or materially interfere with Executive’s duties.

4. Compensation

4.1 Base Salary; Compensation Trigger Schedule. Executive’s annual base salary (“Base Salary”) is determined according to the compensation trigger schedule set forth in the table below. Upon the Company’s determination (as documented by the Board, or by written resolution of a committee or officer the Board has authorized to make such determination) that a given trigger event has been satisfied, Executive’s Base Salary automatically increases to the amount specified for that trigger, effective as of the date the trigger event is satisfied, without requiring any further amendment to this Agreement. Base Salary is payable in accordance with the Company’s standard payroll practices, less applicable withholding. This is an exempt position.

Trigger / Tier	Trigger Event	Base Salary
Immediate	Employment execution	$72,000
Trigger 1	$2,500,000 cumulative capital raised after the date hereof	$150,000
Trigger 2	$5,000,000 cumulative capital raised after the date hereof	$233,000
Trigger 3	$7,500,000 cumulative capital raised after the date hereof	$317,000
Trigger 4	$10,000,000 cumulative capital raised after the date hereof	$400,000
Trigger 5	NASDAQ listing	$525,000
Tier A	Market cap ≥ $250,000,000 (30-day avg)	$600,000
Tier B	Market cap ≥ $500,000,000 (30-day avg)	$700,000
Tier C	Market cap ≥ $1,000,000,000 (30-day avg)	$850,000

4.2 [Reserved.]

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4.3 Salary Accrual Mechanism. At any Base Salary level set forth in Section 4.1, if, in the good-faith determination of the Board, the Company’s cash reserves are insufficient to satisfy the Base Salary obligation then in effect, the Company and Executive may, by mutual written agreement entered into before the affected Base Salary is earned, defer payment of the portion of Executive’s Base Salary that exceeds the minimum salary required for Executive’s exempt classification under applicable law (the “Accrued Salary”), with each such agreement stating the amount and effective date of the deferral. Executive is not required to agree to any deferral. Accrued Salary does not bear interest. The Company shall pay all then-outstanding Accrued Salary in cash no later than the 75th day after the last day of the year in which such deferred amount was earned, and shall resume payment of current-period Base Salary under Section 4.1 as soon as the Board determines the Company’s cash reserves permit. Notwithstanding the foregoing, all then-outstanding Accrued Salary becomes immediately due and payable in cash upon (a) a termination of Executive’s employment for any reason, or (b) a Change in Control (as defined in Section 11), in each case without regard to the twelve (12)-month period described above.

4.4 Equity Compensation. (1) Outstanding Grants. Executive did not receive an award in the Company’s September 4, 2026 option grant round (the same round in which the Chief Technology Officer, the Chief Financial Officer, and others received grants) — Executive elected not to participate in that grant in order to preserve Stock Incentive Plan pool capacity for other participants. As of the Effective Date, Executive holds no outstanding award under the Stock Incentive Plan or any non-plan equity award governed by this Section 4.4. This Section 4.4(1) does not affect Executive’s ownership of Company common stock held independently of the Stock Incentive Plan. References in this Agreement to Executive’s Track 1 backlog equity awards apply only to the extent Executive holds any such award, and each Pre-Listing Refresh Grant and Post-Listing Refresh Grant is a “Track 2” award for purposes of Section 10.7.

(2) Annual Refresh Grant (Pre-Listing). Beginning on the first anniversary of the Effective Date, and on each anniversary thereafter until it is superseded by the Post-Listing Refresh Grant described in Section 4.4(3), Executive, if still employed by the Company at such time, shall be eligible to receive, as determined by the Board, an equity award (in the form of options, RSUs, or a combination, as the Board determines) with a target size of 200,000 shares (the “Pre-Listing Refresh Grant”), vesting in twelve (12) equal monthly installments from its grant date, subject to (i) the Stock Incentive Plan’s then-available share pool — if the pool is insufficient to cover the full Pre-Listing Refresh Grant when due, the Board shall grant the maximum number of shares the pool then permits, with no obligation to make up any shortfall in cash or from a later-replenished pool, and (ii) the Board’s ability to reduce or forgo a Pre-Listing Refresh Grant for a given year by written action of the Board, with written notice to Executive of the reduced amount (if any) and the reason.

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(3) Annual Refresh Grant (Post-Listing). Upon the listing of the Company’s common stock for trading on the Nasdaq Stock Market or another registered national securities exchange (a “Listing Event”), the Pre-Listing Refresh Grant described in Section 4.4(2) shall cease, and beginning on the first anniversary of the Effective Date to occur on or after the Listing Event, and on each anniversary thereafter, Executive, if still employed by the Company at such time, shall be eligible to receive, as determined by the Board, an annual award of restricted stock units (“RSUs”) with a target aggregate grant-date fair market value equal to the following percentage of Executive’s then-current Base Salary (the “Post-Listing Refresh Grant”), vesting in three (3) equal annual installments from its grant date, based on the highest tier the Company has met as of the applicable grant date:

Listing Tier — upon the Listing Event: 75% of Base Salary.

Tier A — Company market capitalization at least $250,000,000: 100% of Base Salary.

Tier B — Company market capitalization at least $500,000,000, provided the Company’s trailing-twelve-month revenue is at least $5,000,000 as of the applicable determination date: 125% of Base Salary.

Tier C — Company market capitalization at least $1,000,000,000: 150% of Base Salary.

The Board shall determine the Company’s market capitalization and trailing-twelve-month revenue as of each grant date based on the Company’s then-outstanding shares and prevailing trading price, or, if not then ascertainable by trading price, another valuation methodology the Board selects in good faith. The Post-Listing Refresh Grant is subject to (i) the share reserve then available under the equity incentive plan under which it is granted — if that reserve is insufficient to cover the full Post-Listing Refresh Grant when due, the Board shall grant the maximum number of RSUs the reserve then permits, with no obligation to make up any shortfall in cash or from a later-replenished reserve, and (ii) the Board’s ability to reduce or forgo a Post-Listing Refresh Grant for a given year by written action of the Board, with written notice to Executive of the reduced amount (if any) and the reason.

(4) Change in Control. Each Pre-Listing Refresh Grant and Post-Listing Refresh Grant is subject to the same double-trigger Change in Control acceleration described in Section 11.1 as Executive’s other equity awards, unless the Board’s grant resolution states otherwise.

(5) Termination. Section 10.7 of this Agreement addresses the treatment of unvested equity — including any unvested portion of a Pre-Listing Refresh Grant or Post-Listing Refresh Grant — upon termination of employment.

4.5 Bonus. Executive is not eligible for any annual, performance-based, or other cash bonus under this Agreement. The Board may, in its sole discretion, award Executive a discretionary bonus, but have no obligation to do so.

5. Employee Benefits

Executive is eligible to participate in the Company's group health, dental, vision, and 401(k) retirement plans on the same basis as generally offered to the Company's other similarly-situated employees, subject to the terms of those plans as in effect from time to time.

6. Paid Time Off

Executive is eligible for the Company’s flexible time off policy: time off may be taken as needed, subject to reasonable advance notice and the Company’s business needs, without a fixed annual accrual. Because time off does not accrue under this policy, no payout for unused time off is due upon termination of employment.

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7. Business Expenses

The Company shall reimburse Executive for reasonable, documented business expenses incurred in the performance of Executive’s duties, in accordance with the Company’s standard expense reimbursement policy as in effect from time to time. Such reimbursements shall be made no later than the 75th day after the end of the Company’s taxable year following the taxable year in which the related expense was incurred.

8. Confidentiality and Intellectual Property

Confidentiality and Intellectual Property. As a condition of this Agreement, Executive and the Company agree to execute the Company’s then-current form of Proprietary Information and Inventions Assignment Agreement (the “PIIA”), which governs confidentiality, assignment of inventions, and related obligations. The PIIA is incorporated herein by reference and remains in full force and effect in accordance with its own terms.

9. [Reserved.]

10. Termination of Employment

10.1 At-Will; No Notice Required. Consistent with Section 1.1, either party may terminate the employment relationship at any time, for any reason or no reason, without advance notice. Nothing in this Section 10 requires notice as a condition to a valid termination; it governs only the consequences of termination.

10.2 Definition of “Cause.” “Cause” means Executive’s: (a) commission of fraud, embezzlement, or other act of dishonesty materially harmful to the Company; (b) willful misconduct or gross negligence in the performance of Executive’s duties; (c) material breach of this Agreement or of any material Company policy; (d) conviction of, or plea of guilty or no contest to, a felony or any crime involving moral turpitude; or (e) willful and continued failure to substantially perform Executive’s duties (other than by reason of disability) after written notice from the Board and a reasonable opportunity (not less than fifteen (15) days) to cure, to the extent curable.

10.3 Definition of “Good Reason.” “Good Reason” means, without Executive’s written consent: (a) a material reduction in Executive’s authority or duties (subject to Section 2.3); (b) a material reduction in Executive’s Base Salary, other than a broad-based reduction applied proportionately across the executive team; or (c) any material breach of this Agreement by the Company — in each case, provided Executive gives the Company written notice within sixty (60) days of the event, the Company fails to cure within thirty (30) days of such notice, and Executive resigns within thirty (30) days after the cure period expires.

10.4 Accrued Obligations. Upon termination for any reason, the Company shall pay Executive all earned but unpaid Base Salary (including any then-outstanding Accrued Salary under Section 4.3, which becomes immediately due and payable per that Section), accrued and unreimbursed business expenses, and any other amounts required by law, through the date of termination.

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10.5 Severance. If Executive’s employment terminates for any reason other than a termination by the Company for Cause (including Executive’s resignation for any reason, death, or disability), then, subject to Section 10.6, the Company shall pay Executive severance equal to three (3) months of Executive’s then-current Base Salary (the “Severance Amount”), payable in a lump sum or in accordance with the Company’s regular payroll schedule over the three (3)-month period following termination, at the Company’s election. No severance is payable upon a termination for Cause.

10.6 Release Requirement. The Company’s obligation to pay the Severance Amount is conditioned on Executive’s execution (or, following Executive’s death, execution by Executive’s estate), and non-revocation, of a general release of claims in a form reasonably satisfactory to the Company within the time period specified in that release (not to exceed sixty (60) days following termination) (the “Release Condition”).

10.7 Treatment of Equity Awards Upon Termination.

(1) Track 1 Backlog Equity. Executive’s Track 1 backlog equity awards remain outstanding and are not forfeited upon any termination of employment other than a termination for Cause, consistent with the terms of the Track 1 award agreement(s).

(2) Track 2 Forward Awards. Upon any termination of Executive’s employment (including a termination without Cause or a resignation for Good Reason), subject to the Release Condition, any then-unvested Track 2 award — whether in the form of RSUs, options, or otherwise — is forfeited automatically and without consideration; only the portion of any Track 2 award that has vested as of the termination date (i.e., for which the applicable milestone or time-vesting condition has already been satisfied) is retained by Executive. There is no partial acceleration of unvested Track 2 awards upon termination outside of Section 11 below.

(3) Post-Termination Exercise Period. Notwithstanding Section 4.2 of the Option Agreement(s) evidencing Executive’s Track 1 and Track 2 equity awards (which generally affords twelve (12) months following the Severance Date to exercise vested options, other than in the case of Cause, death, or Total Disability), if Executive’s employment terminates for any reason other than Cause, death, or Total Disability (including a termination giving rise to the Double-Trigger Acceleration described in Section 11.1), Executive shall have twelve (12) months following the termination date, in lieu of the twelve (12)-month period otherwise specified in Section 4.2 of the Option Agreement(s), to exercise any then-vested portion of the Option, subject in all cases to earlier expiration on the Option’s stated Expiration Date. This Section 10.7(3) constitutes a written amendment to Section 4.2 of the Option Agreement(s) for purposes of Section 13 thereof; Executive’s and the Company’s execution of this Agreement constitutes execution of such amendment.

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(4) Cashless Exercise. In connection with any exercise of the Option during the twelve (12)-month period described in Section 10.7(3) above, Executive shall be entitled, at Executive’s election, to pay the Exercise Price by net exercise — i.e., a reduction in the number of vested shares of Common Stock otherwise deliverable upon exercise, valued at their Fair Market Value on the exercise date, as described in Section 3.2 of the Option Agreement(s) — without any further approval of that payment method by the Administrator. Any tax withholding obligation arising from such an exercise shall be satisfied by Executive in cash, and not by a reduction in shares nor by a loan from the Company under Section 3.3 of the Option Agreement(s). This Section 10.7(4) constitutes a written amendment to Section 3.2 of the Option Agreement(s) for purposes of Section 13 thereof; Executive’s and the Company’s execution of this Agreement constitutes execution of such amendment.

(5) [Reserved.]

(6) Trading Restrictions on Exercised Shares. This Section 10.7(6) applies only from and after a Listing Event; a pre-Listing Event exercise under Section 10.7(3) or 10.7(4) remains subject to the Right of First Refusal and the absence of a public trading market, and is not additionally restricted by this Section 10.7(6). Executive agrees, as a contractual restriction running directly to the Company, that any shares of Common Stock Executive acquires by exercising the Option during the twelve (12)-month period described in Section 10.7(3) shall become eligible for sale or other transfer only in accordance with the following schedule (the “Release Schedule”): twenty-five percent (25%) of such shares upon acquisition, and an additional twenty-five percent (25%) on each of the three (3)-month, six (6)-month, and nine (9)-month anniversaries of the date acquired, so that no more than the cumulative percentage then released may be sold or otherwise transferred at any time. The Company may cause its transfer agent to note a stop-transfer restriction, and any book-entry position or certificate to carry a legend, reflecting the Release Schedule until it has fully lapsed. Nothing in this Section 10.7(6) obligates Executive to sell or otherwise transfer any released shares; it only limits the timing of any sale or transfer Executive elects to make. Executive may, at Executive’s own election, sell released shares pursuant to a trading plan Executive personally adopts and that is intended to satisfy the affirmative-defense conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934 — which, for the avoidance of doubt, is Executive’s own plan and not one the Company adopts on Executive’s behalf — subject to the Company’s then-standard policy governing officers’ and directors’ Rule 10b5-1 plans, including any preclearance, minimum-duration, and cooling-off requirements of that policy and of Rule 10b5-1(c)(1) then in effect; use of such a plan is permitted, and may allow Executive to sell during a closed trading window, but is not required in order to sell released shares in compliance with the Release Schedule. This Section 10.7(6) is in addition to, and does not relieve Executive of compliance with, the Company’s Insider Trading Policy, the Right of First Refusal, any lock-up agreement, and Rule 144, each as and to the extent applicable.

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11. Change in Control

11.1 If, within twelve (12) months following a Change in Control, Executive’s employment is terminated by the Company (or its successor) without Cause or by Executive for Good Reason, then, notwithstanding Section 10.7(2), one hundred percent (100%) of Executive’s then-unvested equity awards shall immediately accelerate and become fully vested (the “Double-Trigger Acceleration”), subject to Executive’s execution of the release described in Section 10.6. A Change in Control alone, without a qualifying termination, does not trigger acceleration. For purposes of this Agreement, “Change in Control” means any of the following: (a) approval by stockholders of the Company (or, if no stockholder approval is required, by the Board alone) of the complete dissolution or liquidation of the Company, other than in the context of a Business Combination that does not constitute a Change in Control under clause (c) below; (b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (b), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or a successor, (iv) any acquisition by any entity pursuant to a Business Combination, (v) any acquisition by a Person described in and satisfying the conditions of Rule 13d-1(b) promulgated under the Exchange Act, or (vi) any acquisition by a Person who is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the Outstanding Company Common Stock and/or the Outstanding Company Voting Securities on the Effective Date (or an affiliate, heir, descendant, or related party of or to such Person); or (c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”), a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), and (2) no Person (excluding any individual or entity described in clauses (iii), (v) or (vi) above) beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of fifty percent (50%) existed prior to the Business Combination; provided, however, that a transaction shall not constitute a Change in Control if it is in connection with an underwritten public offering of the Company’s securities. For purposes of this Section 11.1, “Affiliate” means (x) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of determination, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or (y) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of determination, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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11.2 Section 280G; Best-Net Cutback. If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change in Control (a “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this Section 11.2, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment shall be either (i) delivered in full, or (ii) reduced to the minimum extent necessary so that no portion of the Payment is subject to the Excise Tax, whichever of the foregoing results in the greater amount retained by Executive on an after-tax basis (taking into account applicable federal, state, and local income and employment taxes and the Excise Tax, all computed at the highest applicable marginal rates). If a reduction under clause (ii) is required, the reduction shall be applied in the following order: (1) first, cash payments that do not constitute “deferred compensation” under Section 409A, reduced in reverse chronological order of payment date; (2) second, equity-based awards, with accelerated vesting reduced pro rata across all outstanding awards, or in whatever manner avoids a violation of Section 409A; and (3) third, any remaining cash or non-cash benefits, in reverse chronological order. Unless the Company and Executive otherwise agree in writing, all determinations required under this Section 11.2 shall be made by a nationally recognized independent public accounting or executive compensation consulting firm selected by the Company prior to the Change in Control (the “280G Firm”), whose determination shall be conclusive and binding on the Company and Executive absent manifest error, and the cost of which shall be borne by the Company. Nothing in this Section 11.2 obligates the Company to reimburse, gross up, or otherwise compensate Executive for any Excise Tax actually imposed on Executive.

12. Clawback Policy

Executive agrees that all incentive-based compensation paid or granted to Executive is subject to recoupment by the Company to the extent required by (a) any Company clawback policy adopted by the Board, as in effect from time to time, and (b) applicable law or stock exchange listing standards, including any policy the Company is required to adopt in connection with a NASDAQ or other national securities exchange listing. Executive shall execute any further documentation reasonably requested by the Company to give effect to this Section 12. In addition, if Executive’s employment is terminated for Cause under clause (a) or (b) of Section 10.2, the Board may, to the extent permitted by applicable law, require Executive to repay any discretionary bonus paid to Executive, and any gain Executive realized from the exercise or sale of Company equity awards, during the twelve (12) months before the termination.

13. Indemnification; Insurance

Executive shall be entitled to indemnification to the fullest extent permitted under the Company’s certificate of incorporation and bylaws, as in effect from time to time, and under applicable Delaware law, and shall be covered under the Company’s directors’ and officers’ liability insurance policy on the same basis as the Company’s other similarly-situated executive officers. This Section 13 does not expand the indemnification or insurance coverage otherwise provided by the Company’s governing documents and policies.

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14. Section 409A

This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”), and shall be interpreted accordingly. Each installment of severance under Section 10.5 is intended to constitute a separate “payment” for purposes of Section 409A. If Executive is a “specified employee” within the meaning of Section 409A at the time of a separation from service, any severance payment that constitutes deferred compensation subject to Section 409A shall be delayed until the earlier of the six-month anniversary of the separation from service or Executive’s death, to the extent required to avoid additional tax under Section 409A.

15. Entire Agreement; Prior Agreements Superseded

15.1 Entire Agreement. This Agreement (together with any separate equity award agreements) constitutes the entire agreement between Executive and the Company regarding the subject matter herein, and supersedes and replaces all prior offer letters, service agreements, and other written or oral agreements, arrangements, or understandings between Executive and the Company regarding Executive’s employment terms, compensation, and severance, including any informal or verbal commitments made prior to the Effective Date. For the avoidance of doubt, this Section 15.1 does not affect the validity of Executive’s previously granted Track 1 backlog equity awards, the Company’s Proprietary Information and Inventions Assignment Agreement, or any separate equity award agreement, which remain governed by their own terms. Executive agrees that Executive is not relying on any representations, whether verbal or written, except as specifically set forth in this Agreement.

15.2 Amendment. This Agreement may be amended only by a written instrument signed by both parties.

16. Governing Law; Dispute Resolution

16.1 Governing Law. This Agreement is governed by the laws of the State of California, without regard to conflict-of-laws principles, except that matters of the Company’s internal affairs are governed by the General Corporation Law of the State of Delaware.

16.2 Binding Arbitration. Any dispute arising out of or relating to this Agreement or Executive’s employment shall be resolved by final and binding arbitration administered by JAMS under its Employment Arbitration Rules, before a single arbitrator, in Santa Clara County, California. The arbitrator may award any relief that a court could award, including attorneys’ fees to the extent permitted by applicable law. The Company shall pay all JAMS administrative fees, the arbitrator’s compensation, and any other costs unique to arbitration. This Section 16.2 does not preclude either party from seeking temporary or preliminary injunctive relief in court to preserve the status quo pending arbitration, including for a breach of Section 8 or 9.

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16.3 State-Specific Provisions. Notwithstanding Section 16.1, nothing in this Agreement is intended to override any mandatory employment protection of the state in which Executive primarily resides and works, to the extent such protection cannot lawfully be waived or superseded by a choice-of-law or arbitration provision. Executive’s state of primary residence and work as of the Effective Date is California.

17. Miscellaneous

17.1 Assignment. The Company may assign this Agreement in connection with a merger, sale of substantially all assets, or other Change in Control. Executive may not assign this Agreement.

17.2 Notices. Notices under this Agreement shall be in writing and delivered by hand, overnight courier, or email (with confirmation of receipt), to the addresses on file with the Company or, for the Company, to the Board.

17.3 Severability. If any provision of this Agreement is held unenforceable, the remaining provisions remain in full force and effect, and the unenforceable provision shall be modified to the minimum extent necessary to make it enforceable.

17.4 Withholding. All payments under this Agreement are subject to applicable tax withholding.

17.5 Counterparts. This Agreement may be executed in counterparts (including electronic signatures), each of which is deemed an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EPILOG IMAGING SYSTEMS, INC.

/s/ Kelly Stopher
By: Kelly Stopher Its: Chief Financial Officer Date: October 20, 2026

EXECUTIVE

/s/ Michael Mojaver
Michael Mojaver Date: October 20, 2026

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